21.1 List of Subsidiaries

Chindex Shanghai International Trading Co., Ltd., incorporated in The People's Republic of China

Beijing United Family Hospital, incorporated in The People's Republic of China

Chindex Hong Kong Limited, incorporated in Hong Kong

Chindex Holdings International Trade (Tianjin), Ltd., incorporated in the People's Republic of China

China Hospital Ventures, incorporated in the Republic of Mauritius

Chindex Asia Holdings, incorporated in the Republic of Mauritius

Chindex Export Limited, incorporated in The British Virgin Islands

Chindex Healthcare Holdings, incorporated in the Republic of Mauritius

Chindex, Inc., incorporated in the State of New York